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                         WARRANT EXERCISE FEE AGREEMENT

         AGREEMENT dated this ____ day of ________, 1997, by and among VTR Capital, Inc. ("VTR"), Superior Supplements, Inc. (the "Company") and American Stock Transfer & Trust Company (the "Warrant Agent").

                              W I T N E S S E T H:

         WHEREAS, in connection with a public offering of 500,000 Units, each Unit consisting of two shares of Common Stock, par value $.0001 ("Common
Stock") and two Redeemable Class A Common Stock Purchase Warrants (the "Warrants") of the Company, which offering is comprised of 250,000 Units being sold on behalf of the Company (the "Company Units") and 250,000 Units (plus an over-allotment option of up to 75,000 Units) being sold on behalf of PMF, Inc., the "Selling Security Holder," (the "Selling Security Holder Units") to the Underwriters named in Schedule I, at a public offering price of $12.00 per Unit, the Company proposes to issue, in accordance with an agreement dated _______, 1997 by and between the Company and the Warrant Agent (the "Warrant Agreement"), Class A Warrants to purchase up to 1,150,000 shares of Common Stock; and

         WHEREAS, the parties hereto wish to provide VTR, a member of the National Association of Securities Dealers, Inc. ("NASD") with certain rights on an exclusive basis in connection with the exercise of the Warrants.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

         Section 1. Description of the Warrants. The Company's Warrants may be exercised on or after _________, 1998 and expire at 5:00 p.m. New York time on _______, 2002 (the "Expiration Date"), subject to the Company's right to extend the Expiration Date, at which time all rights evidenced by the Warrants shall cease and the Warrants shall become void. In accordance with the provisions of the Warrant Agreement, the holder of each Warrant shall have the right to purchase from the Company, and the Company shall issue and sell to such holders of Warrants, one fully paid and non-assessable share of the Company's Common Stock for every Warrant exercised at an exercise price of $5.25, subject to adjustment as provided in the Warrant Agreement (the "Exercise Price").

         Section 2. Notification of Exercise. Within five (5) days of the last day of each month commencing _________, 1998 (one year from the effective date of the Company's Registration Statement), the Warrant Agent or the Company will notify VTR of each Warrant certificate which has been properly completed and delivered for exercise by holders of Warrants during each such month, if any, the determination of the proper completion to be in the sole and absolute reasonable discretion of the Company and the Warrant Agent. The Company or the Warrant Agent will provide VTR with such

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information, in connection with the exercise of each Warrant, as VTR shall reasonably request.

         Section 3. Payment to VTR. The Company hereby agrees to pay to VTR upon solicitation of the exercise of any Warrant by VTR or any other member of the NASD an amount equal to four (4%) percent of the Exercise Price (i.e. $.21 per share based on the initial Exercise Price of the Warrants) for each Warrant exercised (the "Exercise Fee") a portion of which may be allowed by VTR to the dealer who solicited the exercise (which may also be VTR) provided that:

         (a) such Warrant is exercised on or after _______, 1998, which represents one year from the effective date of the Company's Registration Statement;

         (b) at the time of exercise, the market price of the Company's Common Stock is higher than the applicable Exercise Price of the Warrant being exercised;

         (c) the holders of Warrants being exercised have indicated in writing, either in the Form of Election contained on the specimen Warrant Certificates attached hereto as Exhibits A, or by written documents signed and dated by the holders and specifically stating that the exercise of such Warrants were solicited by VTR or another member of the NASD;

         (d) Solicitation of the exercise was in compliance with NASD Notice to Members 81-38; and

         (e) VTR and/or the member of the NASD which solicited the exercise of Warrants delivers a certificate to the Company within five (5) business days of receipt of information relating to such exercised Warrants from the Company or the Warrant Agent in the form attached hereto as Exhibit B, stating that:

                  (1) the Warrants exercised were not held in a discretionary account or, if held in a discretionary account, prior specific written approval for such exercise has been received from the related customer;

                  (2) VTR or the member of the NASD which solicited the exercise of Warrants did not, within the applicable number of business days under Rule 10b-6 (unless granted an exemption by the Securities and Exchange Commission from the provisions thereof), immediately preceding the date of exercise of the Warrant bid for or purchase the Common Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Common Stock (including Warrants) or otherwise engage in any activity that would be prohibited by Rule 10b-6 under the Securities Exchange Act of 1934, as amended, with one engaged in a distribution of the Company's securities;

                  (3) in connection with the solicitation, it disclosed the compensation it would receive as part of the original offering and upon exercise of the Warrant; and

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                  (4) in connection with the solicitation, it complied with
NASD Notice to Members 81-38.

         Section 4. Payment of the Exercise Fee. The Company hereby agrees to pay over to VTR within two (2) business days after receipt by the Company of the certificate described in Section 3(e) above, but in no event later than simultaneously with the distribution of proceeds to the Company from such exercise of Warrant the Exercise Fee out of the proceeds it received from the applicable Exercise Price paid for the Warrants to which the certificate relates.

         Section 5. Inspection of Records. VTR may at any time during business hours and upon reasonable prior written notice, , at its expense, examine the records of the Company and the Warrant Agent which relate to the exercise of the Warrants.

         Section 6. Termination. VTR shall be entitled to terminate this Agreement prior to the exercise of all Warrants at any time upon five (5) business days' prior written notice to the Company and the Warrant Agent. Notwithstanding any such termination notice, VTR shall be entitled to receive an Exercise Fee for the exercise of any Warrant for which it has already delivered to the Company prior to any such termination the certificate required by Section 3(e) of this Agreement and shall be entitled to receive such Exercise Fee simultaneously with the distribution of such proceeds to the Company.

         Section 7. Notices. Any notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if sent by first class certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company at 270 Oser Avenue, Hauppauge, New York 11788; if to VTR at 99 Wall Street, New York, NY 10005; and if to the Warrant Agent at 40 Wall Street, New York, NY 10005, or such other address as such party shall have given notice to the other parties hereto in accordance with this Section. All such notices or other communications shall be deemed given three (3) business days after mailing, as aforesaid.

         Section 8. Supplements and Amendments. The Company, the Warrant Agent and VTR may from time-to-time supplement or amend this Agreement by a written instrument signed by the party to be charged, without the approval of any holders of Warrants in order to cure any ambiguity or to correct or supplement any provisions contained herein or to make any other provisions in regard to matters or questions arising hereunder which the Company, the Warrant Agent and VTR may deem necessary or desirable and which do not adversely affect the interests of the holders of Warrants.

         Section 9. Assignment. This Agreement may not be assigned by any party without the express written approval of all other parties, except that VTR may assign this Agreement to its successors.

         Section 10. Governing Law. This Agreement will be deemed made under the laws of the State of New York with respect to matters of contract law and for all purposes shall

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be governed by and construed in accordance with the internal laws of said
State, without regard to the conflicts of laws provisions thereof.

         Section 11. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent and VTR any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of, and be binding upon, the Company, the Warrant Agent and VTR and their respective successors and permitted assigns.

         Section 12. Descriptive Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meanings or construction of any of the provisions hereof.

         Section 13. Superseding Agreement. This Agreement supersedes any and all prior agreements between the parties with respect to the subject matter hereof.

         Section 14. Exclusive Agreement. It is understood that this agreement is on an exclusive basis to solicit the exercise of the Warrants and that the Company may not engage other broker-dealers to solicit the exercise of Warrants without the consent of VTR.

         Section 15. Conflict with Warrant Agreement. Any conflict between any term hereof and any term of the Warrant Agreement shall be resolved in favor of such provision contained in the Warrant Agreement except that nothing contained in the Warrant Agreement shall be construed to modify the amount of compensation payable to VTR.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                               SUPERIOR SUPPLEMENTS, INC.

                                               By: ____________________________

                                               VTR CAPITAL, INC.

                                               By: ____________________________

AMERICAN STOCK TRANSFER
& TRUST COMPANY

By: ____________________________

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                                  CERTIFICATE

The undersigned, being the ________________ of VTR Capital, Inc. ("VTR") pursuant to Section 3(e) of the Warrant Exercise Fee Agreement relating to the exercise of Warrants dated ________, 1997 between Superior Supplements, Inc. (the "Company") and American Stock Transfer & Trust Company (the "Warrant Agent") hereby certifies that:

         1. The Company or the Warrant Agent has notified VTR that ______________ Warrants (as defined in the Agreement) have been exercised during _____________, 199___.

         2. The exercise of ______________ of such Warrants was solicited by
__________________________.

         3. Such Warrants were not held in a discretionary account or, if held in a discretionary account, prior specific written approval for such exercise has been received from the related customer.

         4. ______________ did not, within _____ business days immediately preceding _______________ 199___, bid for or purchase the Common Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Common Stock (including Warrants) or otherwise engage in any activity that would be prohibited by Rule 10b-6 under the Securities Exchange Act of 1934, as amended, with one engaged in a distribution of the Company's securities.

         5. In connection with the solicitation of the exercise of the Warrants, _____________ disclosed the compensation it will receive to holders of the Warrants as part of the original offering and upon exercise of the Warrants.

         6. In connection with the solicitation of the exercise of the Warrants, ____ complied with NASD Notice to Members 81-38.

DATED: ___________________, 199_

                                             VTR CAPITAL, INC.

                                             By:______________________________

                                             Soliciting Broker-Dealer

                                             By:______________________________

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